UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 3, 2014

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On December 3, 2014, TIBCO Software Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”) for the purpose of, among other things, approving the Agreement and Plan of Merger, dated as of September 27, 2014 (the “Merger Agreement”), by and among Balboa Intermediate Holdings LLC (“Parent”), Balboa Merger Sub, Inc. and the Company. There were 163,859,241 shares of the Company’s common stock entitled to vote at the Special Meeting and a total of 114,690,833 shares (approximately 70.0% thereof) were present in person or represented by proxy at the Special Meeting. The preliminary voting results from the Special Meeting are as follows. These results are only preliminary and are subject to change. If the results change, the Company will file an amendment to this Current Report on Form 8-K to disclose the final results within four business days after they are known.

Proposal 1: Adoption of the Merger Agreement.

For	Against	Abstentions	Broker Non-Votes
110,405,181	1,844,571	2,441,081	0

The proposal received the necessary votes to be approved.

Proposal 2: To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

No vote was necessary or taken in light of the approval of Proposal 1, and this proposal was not presented at the Special Meeting.

Proposal 3: Approval, by non-binding, advisory vote, of compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

For	Against	Abstentions	Broker Non-Votes
62,602,961	48,376,687	3,711,185	0

The proposal received the necessary votes to be approved.

Item 8.01.	Other Events.

On December 3, 2014, the Company’s stockholders adopted the Merger Agreement, and the Company now has all necessary stockholder and regulatory approvals necessary to consummate the transactions contemplated by the Merger Agreement. The Company and the other parties to the Merger Agreement currently expect to complete the acquisition of the Company by Parent on or about December 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes
William R. Hughes
Executive Vice President, Chief Administrative Officer and General Counsel

Date: December 4, 2014